Exhibit 99.1   Newsletter

Logo

                       A Letter from Your President...

      I am very pleased to provide you with an update on the activities of Massachusetts Fincorp Inc. The close of the first quarter allows me to make a number of exciting announcements to our shareholders and depositors.

STOCK DIVIDEND
On April 23, Massachusetts Fincorp Inc. announced a 10% stock dividend payable on May 21, 2001 to shareholders of record on May 7, 2001. Stockholders will receive one share of common stock for each ten shares they hold on the record date. We are extremely pleased to be able to provide this additional reward to our shareholders.

SHARE PERFORMANCE
Speaking of additional rewards, we are encouraged by the performance to date of shares of Massachusetts Fincorp Inc. Our stock recently hit its all-time high price of $14.95. In a time where stock market performance has been less than ideal, we are pleased to have outperformed both the Standard and Poor's 500 and the NASDAQ indices in the past 12 months, as demonstrated in the graph. While we very much understand that there is continued need to enhance performance, we believe the strong, stable, and steady price performance is a welcome relief to investors and friends who have experienced extreme volatility and disappointing performance with other investments.

[Chart showing NASDAQ, S&P500, and MAFN performance from May 15, 2000 to May 13, 2001.]

FIRST QUARTER PERFORMANCE
We are particularly pleased with the strong improvement in earnings that we achieved in the first quarter of 2001. Diluted earnings per share totaled $0.32 for the quarter ended March 31, 2001, compared with $0.02 for the quarter ended March 31, 2000, and $0.15 for the quarter ended December 31, 2000. We are focused not only on improving our mortgage banking business, but also are continuing to increase our net interest income through prudent growth.

                 Quarter Ended          Earnings Per Share
                 -------------          ------------------

                 March 2000                   $0.02
                 June 2000                    $0.10
                 September 2000               $0.21
                 December 2000                $0.15
                 March 2001                   $0.32

NEW SAVINGS PRODUCT
As a means to achieve that growth, and to reward our depositors, we are announcing a new savings product which will complement our incredibly successful Prestige checking account and will reward our customers with a combination of high rates and full feature functionality. The response by our shareholders to the announcements of our stock dividend and enhanced earnings has been enthusiastic. We expect the response by our existing and future depositors to the Prestige Savings Account to be even more so.

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                  [The photo is a five layer wedding cake.]

                           Five tiers, no weeping.

Prestige Savings is the perfect complement to Prestige Checking.
*   Five tiers of high interest savings
*   Savings account liquidity with CD rates
*   Free ATM use*
*   Free overdraft protection transfer
*   Free bank checks
*   Free money orders
*   Discounted safe deposit rental**
*   All deposits insured in full

                  Open you Prestige Savings account today.

                              MCB MASSACHUSETTS
                                  CO-OPERATIVE BANK
                  First rate service on a first name basis.

                        Quincy  *  Boston  *  Milton

Prestige Savings only available with a Prestige Checking account.
*  Some banks may assess a surcharge for using their ATMs.
** Limited to Quincy and Milton office when available.
===========================================================================

All of us at Massachusetts Co-operative Bank wish to express our thanks for your continued support.

                                       Sincerely,

                                       /s/ Paul C. Green

                                       Paul C. Green, Chairman & President

                              Branch Locations

    70 Quincy Avenue      1442 Dorchester Avenue         561 Adams Street
    Quincy, MA 02169         Boston, MA 02122         East Milton, MA 02186
      617-769-1156             617-825-5560                617-698-9300

                               1-888-541-0123
                           connecting all offices

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts, rather the statements are based on the Company's current expectations regarding its business strategies and their intended results for its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions. Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission. Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. The Company assumes no obligation to update any forward-looking statements.